EXHIBIT 11
                National Presto Industries Inc. and Subsidiaries
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                          July 3, 1994 and July 4,1993
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
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
                                                QUARTER ENDED     SIX MONTHS ENDED
                                               JULY 3,  JULY 4,   JULY 3,   JULY 4,
                                                1994     1993      1994      1993
Net Earnings                                   $2,220   $2,628     $4,412   $5,724

Add interest expense related to convertible
         debenture, net of income taxes           80        80        160      160

Adjusted net earnings (1)                     $2,300    $2,708     $4,572   $5,884



Weighted average common shares outstanding     7,336     7,334      7,336    7,334

Common equivalent shares from the assumed
         debenture conversion                    114        96        114       96

Adjusted common and common
         equivalent shares (2)                 7,450     7,430      7,450    7,430


Net earnings per common and common equivalent
         shares outstanding (1/2)               $.30      $.36       $.61     $.79

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